Exhibit 99.1

For Immediate Release: October 23, 2012

Bridge Capital Holdings Reports Financial Results

For the Third Quarter and Nine Months Ended

September 30, 2012

Conference Call and Webcast Scheduled for Tuesday, October 23, 2012 at

5:00 p.m. Eastern Time

San Jose, CA – October 23, 2012 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the third quarter and nine months ended September 30, 2012.

The Company reported net income of $4.4 million for the three months ended September 30, 2012, representing an increase of $1.1 million, or 32%, from $3.3 million in the quarter ended June 30, 2012 and an increase of $2.2 million, or 98%, compared to net income of $2.2 million for the same period one year ago.

For the quarter ended September 30, 2012, the Company reported earnings per diluted share of $0.29, which compares with $0.22 for the quarter ended June 30, 2012. This also compares with earnings per diluted share of $0.15 for the quarter ended September 30, 2011.

The Company reported net income of $10.4 million for the nine months ended September 30, 2012 representing an increase of $5.0 million, compared to net income of $5.4 million for the same period one year ago. For the nine months ended September 30, 2012, the Company reported earnings per diluted share of $0.70 compared to $0.37 for the nine months ended September 30, 2011, which included preferred dividend payments of $200,000. The Company retired the preferred stock issued under TARP in March of 2011 and, as a result, no longer has any preferred dividend payments.

For the quarter ended September 30, 2012, the Company’s return on average assets and return on average equity were 1.43% and 12.38%, respectively, and compared to 1.14% and 9.81%, respectively, for the quarter ended June 30, 2012 and 0.81% and 6.94%, respectively, for the same period in 2011. For the nine months ended September 30, 2012, the Company’s return on average assets and return on average equity were 1.18% and 10.18%, respectively, and compared to 0.72% and 5.80%, respectively, for the same period in 2011.

“We continue to see positive trends throughout the Company, which helped drive record levels of quarterly revenue and earnings in the third quarter of 2012, as well as substantial improvement in our return on assets, return on equity and operating efficiency,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings. “Our strong results continue to be driven by the steady expansion of our customer base, as we continue to generate a higher level of awareness in our markets for the strong value proposition that we provide to emerging growth and middle-market companies. Our successful business development efforts helped us surpass $1 billion in deposits during the third quarter and drive solid growth in our loan portfolio. Most importantly, we have been able to grow our franchise while remaining disciplined in our risk management and underwriting, which is reflected in our superior credit quality and strong net interest margin.”

Third Quarter Highlights

Third quarter results, compared to second quarter 2012 (unless otherwise noted), reflected strong performance across all areas of the Company’s business and included the following:

•	Net income of $4.4 million, or $0.29 earnings per diluted share, represented the highest level of quarterly profitability since the inception of the Company.

•	Total revenue of $19.2 million for the third quarter of 2012 represented an increase of $1.7 million, or 10%, from the prior quarter. Net interest income of $15.4 million for the third quarter of 2012 compared to $14.5 million for the second quarter of 2012. Non-interest income of $3.8 million for the third quarter of 2012 compared to $3.0 million for the second quarter of 2012.

•	Net interest margin remained steady at 5.26% for the quarter ended September 30, 2012 compared to 5.28% for the second quarter of 2012.

•	Loan growth continued to be strong and broad-based with average gross loans reaching $837.6 million for the quarter ended September 30, 2012, representing an increase of $19.7 million, or 2%, compared to average gross loans of $817.8 million for the quarter ended June 30, 2012. Period-end loan balances increased $30.6 million, or 4%, to $881.0 million, compared to $850.4 million at June 30, 2012.

•	Credit quality overall remained solid with the allowance for credit losses representing 2.25% of total gross loans and 224.67% of nonperforming loans at September 30, 2012, compared to 2.30% of total gross loans and 212.15% of nonperforming loans at June 30, 2012. The provision for credit losses of $200,000 for the third quarter of 2012 primarily related to the growth in period-end loan balances. Net recoveries were $50,000 for the quarter ended September 30, 2012, and compared to net charge-offs of $263,000 for the quarter ended June 30, 2012.

•	Nonperforming assets declined by $3.3 million to $9.0 million, or 0.72% of total assets, primarily through the successful resolution of “other real estate owned” properties and legacy problem loans that were originated prior to the economic downturn. The resolution of nonperforming assets contributed $1.0 million to non-interest income for the third quarter of 2012.

•	Total assets grew to $1.25 billion at September 30, 2012, with loans comprising 72% of the average earning asset mix, consistent with the prior quarter. Total deposits of $1.07 billion at September 30, 2012 represented the highest level of deposit balances since the inception of the Company, and compared to $985.6 million at June 30, 2012.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 15.70%, Tier I Capital Ratio was 14.44%, and Tier I Leverage Ratio was 13.01% at September 30, 2012.

Net Interest Income and Margin

Net interest income of $15.4 million for the quarter ended September 30, 2012 represented an increase of $856,000, or 6%, compared to $14.5 million for the quarter ended June 30, 2012 and an increase of $2.7 million, or 22%, compared to $12.7 million for the quarter ended September 30, 2011. The increase in net interest income from the second quarter of 2012 and the same period in prior year was primarily attributable to an increase in average earning assets as a result of loan growth, combined with a decrease in average nonperforming loans. Average earning assets of $1.16 billion for the quarter ended September 30, 2012 increased $56.4 million, or 5%, compared to $1.11 billion for the quarter ended June 30, 2012 and increased $149.3 million, or 15%, compared to $1.01 billion for the same quarter in 2011.

For the nine months ended September 30, 2012, net interest income of $44.8 million represented an increase of $9.3 million, or 26%, from $35.5 million for the nine months ended September 30, 2011 and was primarily attributed to an increase in average earning assets combined with a decrease in average nonperforming loans. Average earning assets of $1.12 billion for the nine months ended September 30, 2012 increased $153.8 million, or 16%, compared to $969.4 million for the same period one year ago.

The Company’s net interest margin for the quarter ended September 30, 2012 was 5.26%, compared to 5.28% for the quarter ended June 30, 2012, and 4.95% for the same period one year earlier. The increase in net interest margin compared to the same quarter in the prior year was primarily due to increased balance sheet leverage, a more favorable mix in average earning assets, and increased recurring loan fees related to overall growth of the loan portfolio. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 80.4% during the three months ended September 30, 2012, which represented a decrease compared to an average of 85.0% for the quarter ended June 30, 2012 and an increase from 73.3% for the same period of 2011. The positive impact on the net interest margin from increased loan fees for the three months ended September 30, 2012 compared to the second quarter of 2012 was 30 basis points and the positive impact of increased loan fees from the same period one year ago was 34 basis points.

The Company’s net interest margin for the nine months ended September 30, 2012 was 5.33%, compared to 4.89% for the same period one year earlier. The increase in net interest margin from the prior year was primarily due to increased balance sheet leverage, a more favorable mix in average earning assets, and increased recurring loan fees related to overall growth of the loan portfolio. The positive impact on the net interest margin from increased loan fees for the nine months ended September 30, 2012 compared to the same period one year ago was 20 basis points. The negative impact of reversed or foregone interest due to nonperforming assets was 6 basis points in the nine months ended September 30, 2012 compared to 16 basis points for the same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarters ended September 30, 2012, June 30, 2012, and September 30, 2011 was $3.8 million, $3.0 million, and $3.3 million, respectively.

Service charges on deposit accounts increased compared to the second quarter of 2012 and the same period one year ago as a result of the overall growth of the Company. Service charges on deposit accounts were $888,000, $834,000, and $707,000 for the quarters ended September 30, 2012, June 30, 2012, and September 30, 2011, respectively. During the third quarter of 2012, the Company recognized a gain of $1.0 million as a result of the successful resolution of “other real estate owned” properties and legacy problem loans that were originated prior to the economic downturn. The Company did not recognize any real estate related gains during the second quarter of 2012 or the third quarter of 2011. The Company received warrant related income of $576,000 for the third quarter of 2012 compared to $675,000 for the second quarter of 2012. The Company did not recognize warrant income during the third quarter of 2011. During the third quarter of 2012, the Company recognized a gain from the sale of SBA loans of $227,000 compared to $358,000 for second quarter of 2012 and $815,000 for the third quarter of 2011. The Company did not sell any securities during the third quarter of 2012. During the second quarter of 2012 and the third quarter of 2011, the Company recognized a gain from the sale of securities of $4,000 and $595,000, respectively.

Non-interest income for the nine months ending September 30, 2012 and 2011 was $9.3 million and $7.3 million, respectively. Non-interest income for the nine months ending September 30, 2012 included $1.3 million in warrant income compared to $146,000 for the same period in the prior year. During the nine months ending September 30, 2012 the Company recognized a gain on the sale of SBA loans of $861,000 compared to $1.4 million for the same period in the prior year. Non-interest income for the nine months ending September 30, 2012 also included international fee income of $2.0 million and depositor service charges of $2.5 million compared to $1.8 million and $2.1 million, respectively, for the same period one year earlier.

Net interest income and non-interest income comprised total revenue of $19.2 million for the three months ended September 30, 2012, compared to $17.5 million for the three months ended June 30, 2012 and $15.9 million for the same period one year earlier. For the nine months ended September 30, 2012, total revenue of $54.1 million represented an increase of $11.3 million, or 26%, from $42.8 million for the nine months ended September 30, 2011.

Non-Interest Expense

Non-interest expense was $11.6 million for the quarter ended September 30, 2012, compared to $11.4 million and $10.9 million for the quarters ended June 30, 2012 and September 30, 2011, respectively. Non-interest expense for the nine months ended September 30, 2012 was $34.0 million compared to $31.4 million for the same period one year ago. Overall, trends in non-interest expenses continue to reflect a lower level of expenses related to problem asset valuation and resolution, and higher expenses related to supporting growth and investments in new initiatives.

Salary and benefits expense for the quarter ended September 30, 2012 was $7.6 million, compared to $7.4 million and $6.2 million for the quarters ended June 30, 2012 and September 30, 2011, respectively. Salary and benefits expense for the nine months ended September 30, 2012 was $22.0 million compared to $17.5 million for the same period one year ago. The increase in salary and benefits expense compared to the same periods in prior year primarily related to an increase in headcount to support growth and new initiatives and also included additional accruals for incentive compensation due to strong performance related to business development. During the third quarter of 2012, the Company also recorded additional compensation of approximately $283,000 related to the collection of the warrant success fee discussed above. As of September 30, 2012, the Company employed 203 full-time equivalents (FTE) compared to 200 FTE at June 30, 2012 and 184 FTE at September 30, 2011.

“Other real estate owned” and loan-related charges were $197,000 for the quarter ended September 30, 2012, compared to $233,000 and $224,000 for the quarters ended June 30, 2012 and September 30, 2011, respectively. “Other real estate owned” and loan-related charges were $661,000 for the nine months ended September 30, 2012 compared to $1.2 million for the same period one year ago. The decrease in “other real estate owned” and loan related charges was primarily attributed to a decline in nonperforming assets.

Regulatory assessments related to participation in the Transaction Guarantee Program as well as FDIC insurance pertaining to deposit balances, totaled $230,000 for the quarter ended September 30, 2012, compared to $176,000 for the quarter ended June 30, 2012 and $224,000 for the same period one year ago. Regulatory assessments for the nine months ended September 30, 2012 were $655,000 compared to $1.6 million for the same period one year ago.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 60.39%, 64.85%, and 68.66% for the quarters ended September 30, 2012, June 30, 2012, and September 30, 2011, respectively. The efficiency ratio was 62.90% for the nine months ended September 30, 2012 compared to 73.30% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at September 30, 2012 of $1.25 billion, compared to $1.17 billion at June 30, 2012 and $1.09 billion on the same date one year ago. The increase in total assets of $153.6 million, or 14%, from September 30, 2011 was driven by an increase in core deposit production which was primarily used to fund loan growth.

The Company reported total gross loans outstanding at September 30, 2012 of $881.0 million, which represented an increase of $30.6 million, or 4%, over $850.4 million at June 30, 2012 and an increase of $161.2 million, or 22%, over $719.8 million at September 30, 2011. The increase in total gross loans from June 30, 2012 and September 30, 2011 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending and factoring and asset-based lending portfolios.

The Company’s total deposits were $1.07 billion as of September 30, 2012, which represented an increase of $85.7 million, or 9%, compared to $985.6 million at June 30, 2012 and an increase of $135.2 million, or 14%, compared to $936.0 million at September 30, 2011. The increase in deposits from June 30, 2012 and September 30, 2011 was primarily attributable to continued growth in noninterest-bearing demand deposits.

Demand deposits represented 66.6% of total deposits at September 30, 2012, compared to 66.1% at June 30, 2012 and 58.1% for the same period one year ago. Core deposits represented 95.7% of total deposits at September 30, 2012, compared to 95.9% at June 30, 2012 and 96.5% at September 30, 2011.

Credit Quality

Nonperforming assets decreased to $9.0 million, or 0.72% of total assets, as of September 30, 2012, compared to $12.3 million, or 1.06% of total assets, as of June 30, 2012 and $21.4 million, or 1.96% of total assets, at September 30, 2011. The decrease in nonperforming assets in the third quarter of 2012 was primarily due to successful sales efforts on “other real estate owned” (OREO). The nonperforming assets at September 30, 2012 consisted of loans on nonaccrual or 90 days or more past due totaling $8.8 million, and OREO valued at $144,000.

Nonperforming loans at September 30, 2012 were comprised of loans with legal contractual balances totaling approximately $12.9 million reduced by $1.2 million received in non-accrual interest and impairment charges of $2.9 million which have been charged against the allowance for credit losses.

Nonperforming loans decreased to $8.8 million, or 1.00% of total gross loans, as of September 30, 2012, compared to $9.2 million, or 1.08% of total gross loans, as of June 30, 2012 and $12.1 million, or 1.69% of total gross loans, at September 30, 2011.

The carrying value of OREO was $144,000 as of September 30, 2012, compared to $3.1 million as of June 30, 2012 and $9.3 million as of September 30, 2011.

The Company charged-off $17,000 in loan balances during the three months ended September 30, 2012, compared to $553,000 charged-off during the three months ended June 30, 2012 and $280,000 charged-off during the three months ended September 30, 2011. During the nine months ended September 30, 2012, the Company charged-off balances totaling $1.6 million, which compared to $2.4 million charged-off during the same period of 2011. Approximately $750,000 of the charge-offs in 2012 were related to one loan in the factoring portfolio.

During the three months ended September 30, 2012, the Company recognized $67,000 in loan recoveries compared to $290,000 and $450,000, respectively, in loan recoveries for the three months ended June 30, 2012 and September 30, 2011. During the nine months ended September 30, 2012, the Company recognized $381,000 in loan recoveries which compared to $3.2 million in loan recoveries for the same period one year ago. The loan recoveries during 2011 were primarily the result of payments received on two real estate loans that were funded prior to the economic downturn.

The allowance for loan losses was $19.8 million, or 2.25% of total loans, at September 30, 2012, compared to $19.5 million, or 2.30% of total loans, at June 30, 2012 and $18.3 million, or 2.54% of total loans, at September 30, 2011. The provision for credit losses for the third quarter of 2012 was $200,000 compared to $500,000 for the second quarter of 2012 and $1.3 million for the same period one year ago. The provision for credit losses for the nine months ending September 30, 2012 and September 30, 2011 was $2.5 million and $2.0 million, respectively. The provision for credit losses for the third quarter of 2012 was primarily due to the growth of the loan portfolio.

“We are very pleased with the low level of problem assets and generally improving trends in asset quality. During the quarter we resolved a significant portion of our few remaining legacy problem assets,” said Thomas A Sa., executive vice president and chief financial officer of Bridge Capital Holdings. “The successful resolution of these assets contributed $1.0 million to non-interest income, which reflects the conservative marks we take on problem assets and the effectiveness of our resolution strategies.”

Capital Adequacy

The Company’s capital ratios at September 30, 2012 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 15.70%, a Tier I Risk-Based Capital Ratio of 14.44%, and a Tier I Leverage Ratio of 13.01%. Additionally, the Company’s tangible common equity ratio at September 30, 2012 was 11.39% and book value per common share was $9.02, representing an increase of $0.03, or 0.4%, from $8.99 at June 30, 2012 and an increase of $0.69, or 8%, from $8.33 at September 30, 2011.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.762.8779 from the United States, or 480.629.9866 from outside the United States and referencing conference ID 4570361. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through November 6, 2012, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4570361.  A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended			Nine months ended
	09/30/12	06/30/12	09/30/11	09/30/12	09/30/11

INTEREST INCOME
Loans	$14,467	$13,365	$11,615	$41,400	$33,563
Federal funds sold	59	31	64	137	202
Investment securities	1,444	1,694	1,501	4,847	3,407
Other	-	-	-	1	19
Total interest income	15,970	15,090	13,180	46,385	37,191

INTEREST EXPENSE
Deposits	300	232	259	765	827
Other	273	317	270	836	889
Total interest expense	573	549	529	1,601	1,716

Net interest income	15,397	14,541	12,651	44,784	35,475
Provision for credit losses	200	500	1,250	2,450	2,000
Net interest income after provision for credit losses	15,197	14,041	11,401	42,334	33,475

NON-INTEREST INCOME
Service charges on deposit accounts	888	834	707	2,527	2,102
International Fee Income	627	659	704	2,003	1,780
Other non-interest income	2,270	1,479	1,846	4,770	3,432
Total non-interest income	3,785	2,972	3,257	9,300	7,314

OPERATING EXPENSES
Salaries and benefits	7,579	7,390	6,207	22,009	17,512
Premises and fixed assets	1,043	987	945	2,965	2,841
Other	2,962	2,981	3,771	9,046	11,012
Total operating expenses	11,584	11,358	10,923	34,020	31,365

Income before income taxes	7,398	5,655	3,735	17,614	9,424
Income tax expense	3,034	2,346	1,532	7,234	3,865

NET INCOME	$4,364	$3,309	$2,203	$10,380	$5,559

Preferred dividends	-	-	-	-	200
Net income available to common shareholders	$4,364	$3,309	$2,203	$10,380	$5,359

EARNINGS PER SHARE
Basic earnings per share	$0.30	$0.23	$0.15	$0.72	$0.38
Diluted earnings per share	$0.29	$0.22	$0.15	$0.70	$0.37
Average common shares outstanding	14,391,432	14,383,214	14,297,806	14,379,505	14,217,752
Average common and equivalent shares outstanding	14,991,337	14,935,752	14,699,419	14,905,624	14,610,302

PERFORMANCE MEASURES
Return on average assets	1.43%	1.14%	0.81%	1.18%	0.72%
Return on average equity	12.38%	9.81%	6.94%	10.18%	5.80%
Efficiency ratio	60.39%	64.85%	68.66%	62.90%	73.30%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	09/30/12	06/30/12	03/31/12	12/31/11	09/30/11

ASSETS
Cash and due from banks	$27,509	$16,877	$21,663	$17,135	$18,836
Federal funds sold	82,245	39,420	48,700	106,690	85,075
Interest-bearing deposits	335	335	335	335	335
Investment securities	227,336	224,967	238,556	240,268	232,758
Loans:
Commercial	404,657	382,471	362,556	330,348	295,916
SBA	91,805	83,718	82,459	73,336	76,430
Real estate construction	39,011	46,341	51,986	47,213	40,897
Land and land development	5,321	5,327	6,109	6,772	6,046
Real estate other	153,003	153,919	154,697	157,446	141,539
Factoring and asset-based lending	182,213	173,996	154,895	142,482	153,230
Other	4,949	4,614	4,284	4,431	5,727
Loans, gross	880,959	850,386	816,986	762,028	719,785
Unearned fee income	(3,136)	(2,605)	(2,622)	(2,792)	(2,448)
Allowance for credit losses	(19,791)	(19,541)	(19,304)	(18,540)	(18,292)
Loans, net	858,032	828,240	795,060	740,696	699,045
Premises and equipment, net	2,057	2,205	2,302	2,337	2,184
Accrued interest receivable	3,439	3,452	3,534	3,291	3,317
Other assets	46,601	49,713	50,672	50,281	52,433
Total assets	$1,247,554	$1,165,209	$1,160,822	$1,161,033	$1,093,983

LIABILITIES
Deposits:
Demand noninterest-bearing	$708,513	$645,884	$640,235	$660,036	$538,987
Demand interest-bearing	5,089	5,264	4,232	4,272	4,325
Money market and savings	311,671	294,389	320,489	298,145	359,634
Time	45,934	40,017	31,647	36,222	33,046
Total deposits	1,071,207	985,554	996,603	998,675	935,992

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	10,000	-	-	-
Accrued interest payable	10	11	10	9	27
Other liabilities	16,759	15,007	13,560	15,309	14,392
Total liabilities	1,105,503	1,028,099	1,027,700	1,031,520	967,938

SHAREHOLDERS' EQUITY
Common stock	108,117	107,661	107,184	106,673	105,918
Retained earnings	33,811	29,447	26,138	23,431	21,143
Accumulated other comprehensive income (loss)	123	2	(200)	(591)	(1,016)
Total shareholders' equity	142,051	137,110	133,122	129,513	126,045
Total liabilities and shareholders' equity	$1,247,554	$1,165,209	$1,160,822	$1,161,033	$1,093,983

CAPITAL ADEQUACY
Tier I leverage ratio	13.01%	13.16%	12.86%	13.36%	13.39%
Tier I risk-based capital ratio	14.44%	14.54%	14.38%	14.80%	15.29%
Total risk-based capital ratio	15.70%	15.80%	15.63%	16.06%	16.55%
Total equity/ total assets	11.39%	11.77%	11.47%	11.15%	11.52%
Book value per common share	$9.02	$8.99	$8.72	$8.55	$8.33

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended September 30,
	2012			2011
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$837,574	6.87%	$14,467	$673,464	6.84%	$11,615
Federal funds sold	99,726	0.24%	59	107,063	0.24%	64
Investment securities	225,775	2.54%	1,444	233,202	2.55%	1,501
Other	335	0.00%	-	335	0.00%	-
Total interest earning assets	1,163,410	5.46%	15,970	1,014,064	5.16%	13,180

Noninterest-earning assets:
Cash and due from banks	23,232			25,066
All other assets (3)	30,432			36,189
TOTAL	$1,217,074			$1,075,319

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,475	0.00%	$-	$7,115	0.06%	$1
Money market and savings	295,646	0.32%	237	324,282	0.27%	220
Time	45,370	0.55%	63	32,948	0.46%	38
Other	19,592	5.54%	273	17,527	6.11%	270
Total interest-bearing liabilities	366,083	0.62%	573	381,872	0.55%	529

Noninterest-bearing liabilities:
Demand deposits	694,903			554,001
Accrued expenses and
other liabilities	15,833			13,596
Shareholders' equity	140,255			125,850
TOTAL	$1,217,074			$1,075,319

Net interest income and margin		5.26%	$15,397		4.95%	$12,651

(1)	Loan fee amortization of $2.7 million and $1.5 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.

(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $19.6 million and $16.9 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Nine months ended September 30,
	2012			2011
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$811,214	6.82%	$41,400	$643,149	6.98%	$33,563
Federal funds sold	78,000	0.23%	137	115,167	0.23%	202
Investment securities	233,621	2.77%	4,847	209,843	2.17%	3,407
Other	329	0.41%	1	1,222	2.08%	19
Total interest earning assets	1,123,164	5.52%	46,385	969,381	5.13%	37,191

Noninterest-earning assets:
Cash and due from banks	22,295			22,671
All other assets (3)	32,996			37,145
TOTAL	$1,178,455			$1,029,197

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,315	0.03%	$1	$6,836	0.06%	$3
Money market and savings	296,456	0.29%	643	323,298	0.27%	652
Time	36,539	0.44%	121	37,419	0.61%	172
Other	32,929	3.39%	836	21,123	5.63%	889
Total interest-bearing liabilities	371,239	0.58%	1,601	388,676	0.59%	1,716

Noninterest-bearing liabilities:
Demand deposits	656,090			498,553
Accrued expenses and other liabilities	14,922			13,809
Shareholders' equity	136,204			128,159
TOTAL	$1,178,455			$1,029,197

Net interest income and margin		5.33%	$44,784		4.89%	$35,475

(1)	Loan fee amortization of $6.7 million and $4.3 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $19.1 million and $16.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	09/30/12	06/30/12	03/31/12	12/31/11	09/30/11

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$19,541	$19,304	$18,540	$18,292	$16,872
Provision for credit losses, quarterly	200	500	1,750	600	1,250
Charge-offs, quarterly	(17)	(553)	(1,010)	(488)	(280)
Recoveries, quarterly	67	290	24	136	450
Balance, end of period	$19,791	$19,541	$19,304	$18,540	$18,292

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$8,807	$9,211	$8,891	$11,840	$12,146
Loans with principal or interest contractually past due 90 days or more and still accruing interest	2	-	-	-	-
Nonperforming loans	8,809	9,211	8,891	11,840	12,146
Other real estate owned	144	3,125	4,150	4,126	9,255
Nonperforming assets	$8,953	$12,336	$13,041	$15,966	$21,401

Loans restructured and in compliance with modified terms	10,629	11,272	9,927	10,677	10,569
Nonperforming assets and restructured loans	$19,582	$23,608	$22,968	$26,643	$31,970

Nonperforming Loans by Asset Type:
Commercial	$816	$1,041	$257	$798	$1,235
SBA	2,099	2,162	1,011	2,110	714
Construction	-	-	-	-	-
Land	13	31	498	540	583
Other real estate	5,879	5,977	6,067	6,184	7,006
Factoring and asset-based lending	-	-	1,058	2,208	2,608
Other	2	-	-	-	-
Nonperforming loans	$8,809	$9,211	$8,891	$11,840	$12,146

ASSET QUALITY
Allowance for credit losses / gross loans	2.25%	2.30%	2.36%	2.43%	2.54%
Allowance for credit losses / nonperforming loans	224.67%	212.15%	217.12%	156.59%	150.60%
Nonperforming assets / total assets	0.72%	1.06%	1.12%	1.38%	1.96%
Nonperforming loans / gross loans	1.00%	1.08%	1.09%	1.55%	1.69%
Net quarterly charge-offs / gross loans	-0.01%	0.03%	0.12%	0.05%	-0.02%